Truck Customers Make F-Series America's Best-Selling Pickup For 44 Straight Years; Ford Brand Achieves 11 Straight Years as America's Best-Selling Brand; Ford Explorer Claims Top Spot in 2020; Luxury Customers Propel Lincoln SUVs to Highest Sales in 17 Years

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FOURTH-QUARTER 2020 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**542,749**	**288,698**	**216,732**	**37,319**
Total Sales vs. Q4 2019	-9.8%	-12.5%	4.0%	-41.1%
Retail Sales vs. Q4 2019	-3.4%	-9.0%	8.5%	-21.5%

HIGHLIGHTS

- **Q4 total industry sales totaled approximately 4.3 million vehicles – a small decline of 2.8 percent over a year ago.** Ford estimates the retail industry was up 2.7 percent, while fleet was off 26.3 percent. The month of December finished the year strong with industry sales up 5.2 percent over a year ago, equating to a 16.9 million total vehicle SAAR.
- **Sales of the all-new 2021 F-150 began in December, with more trucks in transit, while currently averaging just 6 days on dealer lots.** Ford sales were impacted by lower F-150 inventories from the lingering effects of the Q2 coronavirus production stoppage leading up to the all-new F-150 transition. Super Duty sales maintained a strong selling pace and were up 14.1 percent while F-150 sales were off 32.7 percent.
- **Q4 marks an inflection point for Ford, as Fusion and Fiesta sales wind down, F-150 transitions and new SUVs including Bronco Sport and Mustang Mach-E sales begin.** Ford Q4 retail sales adjusted for F-150's transition were up 4 percent – outperforming the estimated retail industry gain of 2.7 percent.
- **Q4 Ford brand SUV sales posted an overall increase of 4.7 percent and 9.8 percent at retail,** led by Explorer, Expedition and the all-new Bronco Sport.
- **Explorer lays claim to America's best-selling mid-size SUV on sales of 226,217 vehicles.** Explorer represents one of the few vehicles to increase its sales in 2020, with a reported gain of 20.9 percent. Q4 represents the initiation of Bronco Sport and late December introduction of Mustang Mach-E as Ford transitions from cars to SUVs.
- **Led by Transit, Ford Q4 van sales totaled 59,056 vehicles –** making Ford the best-selling maker of commercial vans for 42 years straight, with 2020 van sales totaling 203,153 vehicles.
- **For the year, Lincoln retail SUV sales increased 5.3 percent, making 2020 Lincoln's best retail SUV sales performance in 17 years.** For the year, Lincoln retail SUV share increased 0.4 percentage points to 6.7 percent.

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected services. Ford employs approximately 187,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Fourth quarter represented an inflection point at Ford in our transition from cars to a much greater focus on iconic trucks, SUVs and electric vehicles to better serve our customers. We began to see our strongest evidence of this in December with retail sales up 5.3 percent with the launch of our new F-150, Bronco Sport and Mustang Mach-E. We are well positioned to see the benefits of our focused efforts throughout 2021."
– Andrew Frick, vice president, Ford Sales U.S. and Canada

WINNING PORTFOLIO



Ford Commercial

Ford Transit has been America's best-selling commercial van since its first full year of sales in 2015. Commercial van customers purchased 37,886 Ford Transit vans in Q4, posting a 2.7 percent gain over year ago. For the year, Transit outsold its second-place competitor by 139 percent with a 38 percent share of the full-size van segment.



Ford Trucks

F-Series sales totaled 787,422 in 2020, making it America's best-selling pickup for the 44th straight year. While Q4 F-150 sales were off 32.7 percent, on short inventory, the all-new F-150 is averaging just 6 days on dealer lots with F-150 Hybrid starting sales in December. High-Series models account for nearly half of early sales mix – approximately 20 points higher than outgoing model.



Ford SUVs

Explorer Q4 sales gained 28.7 percent on sales of 66,008 SUVs. Customers made Explorer the industry's best-selling mid-size SUV in 2020. The all-new Bronco Sport began sales in Q4, with sales of 5,120 SUVs. The all-new Bronco Sport is averaging just 6 days on dealer lots. At the end of December, Mustang Mach-E also began its first sales.



Ford Performance

Mustang sales totaled 61,090 for the year, marking its sixth straight year as America's best-selling sports car. Mustang also finished the final quarter on total sales of 13,453 cars. At retail, Mustang sales were up 14.8 percent for the quarter. Combined Q4 retail sales of Shelby GT350 and GT500 increased 36 percent, with retail sales up 14 percent for the year.



Lincoln SUVs

Lincoln had its best annual retail luxury SUV performance since 2003, with strong momentum coming from new product. Aviator sales were up 13.3 percent for the quarter, while the Corsair was up 6.6 percent with sales of 8,050. Aviator's Q4 retail share gained 7.2 percentage points, giving it 11.2 percent of the premium large SUV segment.